EXHIBIT 2

                                                 January 22, 1998

Nabisco, Inc.
7 Campus Drive
Parsipanny, New Jersey 07054

UBS Securities LLC,
  as Representative of the Several Underwriters
299 Park Avenue
New York, New York 10171-0026

Morgan Stanley & Co. Incorporated,
  as Representative of the Several Underwriters
1585 Broadway
New York, New York 10037


       Re:   Nabisco, Inc.
             $400,000,000 6% Notes due February 15, 2011,
             Putable/Callable February 15, 2001
             $300,000,000 6 1/8% Notes due February 1, 2033,
             Putable/Callable February 1, 2003
             $300,000,000 6 3/8% Notes due February 1, 2035,
             Putable/Callable February 1, 2005


Ladies and Gentlemen:

       We have acted as special tax counsel for Nabisco, Inc., a New Jersey corporation (the "Company"), in connection with the 6% Notes Underwriting Agreement, the 6 1/8% Notes Underwriting Agreement and the 6 3/8% Notes Underwriting Agreement (collectively, the "Underwriting Agreements"), each dated as of January 15, 1998, among UBS Securities LLC ("UBS") and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), acting severally on behalf of themselves and the underwriters named in the Underwriting Agreements (the "Underwriters"), and the Company, relating to (i) the issuance and sale of $400,000,000 in aggregate principal amount of 6% Notes due February 15, 2011, Putable/Callable February 15, 2001 (the "6% Notes"), $300,000,000 in aggregate principal amount of 6 1/8% Notes due February 1, 2033, Putable/Callable February 1, 2003 (the "6 1/8% Notes") and $300,000,000 in aggregate principal amount of 6 3/8% Notes due February 1, 2035, Putable/Callable February 1, 2005 (the "6 3/8% Notes", and together with the 6% Notes and the 6 3/8% Notes, the "Notes") and (ii) the assignment of the 6 1/8% Notes Call Option and the 6 3/8% Notes Call Option by the Company to Union Bank of Switzerland, London branch ("UBS London") and (iii) the assignment of the 6% Notes Call Option by the Company to Morgan Stanley. The Notes are to be issued under the Indenture, dated as of June 5, 1995, between the Company and Citibank, N.A., as trustee (the "Indenture Trustee"), as supplemented by the Third Supplemental Indenture, dated as of January 22, 1998, between the Company and the Indenture Trustee (together, the "Indenture").

       In connection with the issuance of the Notes, the Company and UBS London, have also entered into the Company Call Option, dated as of January 22, 1998, pertaining to the 6 1/8% Notes and the Company Call Option, dated as of January 22, 1998, pertaining to the 6 3/8% Notes and the Company and Morgan Stanley have entered into the Company Call Option, dated as of January 22, 1998, pertaining to the 6% Notes (collectively, the "Company Call Options"), pursuant to which the Company, UBS London and Morgan Stanley have certain rights in respect of the Notes under the terms and conditions set forth in the applicable Company Call Option.

       In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement on Form S-3 (No 33-99322), as amended (the "Registration Statement"),
(i) the prospectus, dated December 20, 1995, (ii) the preliminary prospectus supplement, dated January 13, 1998 and (iii) the final prospectus supplement, dated January 15, 1998, each relating to the sale of the Notes by the Company (collectively, the "Prospectus"); the Underwriting Agreements; the Company
Call Options; (i) the Calculation Agency Agreement relating to the 6 1/8% Notes and the 6 3/8% Notes, dated as of January 22, 1998, between the Company and UBS (the "UBS Calculation Agency Agreement") and (ii) the Calculation Agency Agreement relating to the 6% Notes, dated as of January
22, 1998, between the Company and Morgan Stanley (the "Morgan Stanley Calculation Agency Agreement" and, together with the UBS Calculation Agency Agreement, the "Calculation Agency Agreements"); the Indenture; the Notes;
the Company's Restated Certificate of Incorporation, dated as of May 13,
1994; the Company's Board Resolutions, dated October 6, 1995 and November
19, 1997, relating to the Registration Statement and the offering of the Notes; the Officer's Certificate of the Company, dated January 22, 1998, delivered to the Indenture Trustee pursuant to Section 2.2 of the Indenture; and the Officer's Certificate of the Company, dated January 22, 1998, delivered to the Indenture Trustee pursuant to Section 10.3 of the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers and other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. As used herein, the term "Company Documents" shall refer collectively to the Indenture, the Underwriting Agreements, the Notes, the Company Call Options and the Calculation Agency Agreements.

       In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have further assumed that neither the execution and delivery by the Company of the Company Documents to which it is a party, nor the performance by the Company of its obligations thereunder, contravenes or conflicts with (i) any law, rule or regulation binding upon it, (ii) any agreement or instrument (other than the Company Documents) to which it is a party or by which its properties or assets are bound or (iii) any judicial or administrative judgment, injunction, order or decree that is binding upon it or its properties or assets. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, and our opinions rendered herein with respect to such matters are subject to the assumptions, exceptions and qualifications noted therein.

       In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, regulations, and such other authorities (including Treasury regulations) as we have deemed appropriate. The statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

       Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the statements in the Prospectus under the heading "Certain Federal Income Tax Considerations", to the extent that they constitute matters of law or legal conclusions with respect thereto, have been prepared by us and are correct in all material respects.

       We consent to the filing of this opinion as an exhibit to the Registration Statement.

       Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local, or foreign laws. This opinion addresses the legal consequences of only the facts existing or assumed as of the date hereof. Further, this opinion is being furnished to you solely for your benefit and is not to be used, circulated, quoted, or otherwise referred to for any purpose without our prior written consent in each instance, except that you may refer to this opinion in connection with the Prospectus under the heading "Certain Federal Income Tax Considerations." We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                      Very truly yours,


                                      Skadden, Arps, Slate, Meagher & Flom LLP